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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (Rule 14A-101)

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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[ ] Soliciting Material Pursuant to               by Rule 14a-6(e)(2)
    Rule 14a-11(c) or Rule 14a-12


                              QUALITY DINING, INC.
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                (Name of Registrant as Specified In Its Charter)


                                    NBO, LLC
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    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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
FOR IMMEDIATE RELEASE

CONTACT
Lawrence E. Dennedy
MacKenzie Partners, Inc.
212-929-5500

                     NBO DROPS FINANCING CONDITION TO $5.00
                     CASH MERGER PROPOSAL FOR QUALITY DINING
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    -- URGES BOARD TO CONSIDER NBO PROPOSAL IMMEDIATELY AND BEGIN AUCTION --

Southfield, MI, February 28, 2000 - NBO, LLC, a 9.6% shareholder of Quality

Dining, Inc. that has proposed a $5.00 per share cash acquisition of the company, today removed what the company has considered a key concern regarding

NBO's proposal.


In a letter, dated February 28, NBO indicated that its "cash merger proposal is no longer subject to a financing condition." NBO also urged the Quality Dining

Board of Directors to give NBO's $5.00 cash merger proposal immediate consideration rather than deferring consideration to an unspecified date after the Company's March 7, 2000 annual meeting of shareholders. NBO has nominated two candidates for election to the Quality Dining Board of Directors at this meeting. Quality Dining's Executive Vice President and General Counsel informed

NBO that the Board had determined to defer consideration until the next Board was elected in March 2000. NBO added that it believed the Board should embrace an auction of the Company and, to maximize value to shareholders, invite other bidders into the process.


NBO's letter to the Quality Dining Board of Directors is attached.


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NY2:\882800\03\$X6803!.DOC\72816.0003

                                   ATTACHMENT
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                                    NBO, LLC
                           25800 NORTHWESTERN HIGHWAY
                                    SUITE 750
                           SOUTHFIELD, MICHIGAN 48075
                     TEL. (248) 262-1000 FAX (248) 357-6116


                                February 28, 2000


BY FACSIMILE AND FEDERAL EXPRESS
--------------------------------

Board of Directors
Quality Dining, Inc.
4220 Edison Lakes Parkway
Mishawaka, Indiana  46545
Attn: Mr. Daniel B. Fitzpatrick,
      Chairman, President and Chief Executive Officer

           Re:       Removal of Financing Condition
                     ------------------------------


Dear Directors:

                 On February 22, 2000 we communicated to you our cash merger proposal that would provide Quality Dining shareholders with a payment of $5.00 per share for all of the Company's outstanding shares of common stock.

                 Since that date, rather than considering this proposal, the Board of Directors has postponed consideration to an indefinite date after the annual meeting of shareholders in March. After we made our cash merger proposal, you also communicated, through both a letter to shareholders and a company press release, your concern that NBO had conditioned its offer on the receipt of adequate financing.

                 Although we intend to finance our acquisition of Quality Dining in a traditional manner, we are writing to advise you that we will not require that the merger be conditioned upon our receipt of financing, i.e., our $5.00 per share cash merger proposal is no longer subject to a financing condition.

                 As we have previously communicated to you, we believe that the Board's fiduciary duties require our proposal to be considered immediately. We believe that this duty is attendant on the present Board at the present time. We also believe that the time has come for the Board to embrace an auction and, in order to maximize value to shareholders, invite other bidders into the process

Board of Directors
February 28, 2000
Page Two


and immediately allow us and other bona fide bidders to begin a standard diligence investigation so that a transaction may be concluded promptly.

                 We look forward to your response to us as soon as possible.


                                Very truly yours,

                                /s/ David W. Schostak

                                David W. Schostak



cc:    Philip J. Faccenda
       Arthur J. Decio
       James K. Fitzpatrick
       Ezra H. Friedlander
       Steven M. Lewis
       Christopher J. Murphy III
       Bruce M. Jacobson